EXHIBIT #24(b)(11)




Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the Registration Statement) of our report dated February 19, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of The Berwyn Fund, Inc., which is also incorporated by reference in such Registration Statement. We also consent to the references to us under the headings Independent Accountants and Financial Statements in the Statement of Additional Information and under the heading Financial Highlights in the Prospectus.




PRICE WATERHOUSE LLP
30 South Seventeenth Street
Philadelphia, Pennsylvania
April 28, 1997